                                                                    EXHIBIT 12.1



               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



         Set forth below are the consolidated ratios of earnings to fixed charges for the Company for the fiscal year ended June 30, 2004 and for each of the years in the five-year period ended June 30, 2003.







                                                          FOR THE YEARS ENDED JUNE 30,
                                        -----------------------------------------------------------------
                                           2004          2003          2002          2001         2000
                                        ---------     ---------     ---------     ---------     ---------
                                                              (DOLLARS IN THOUSANDS)
EARNINGS:
  Income from continuing
    operations before taxes
    and minority interest............   $  17,954     $  23,706     $  35,910     $  15,031     $  13,399
  Fixed charges......................      15,571        11,750        10,966        13,771        11,023
                                        ---------     ---------     ---------     ---------     ---------
       Total.........................   $  33,525     $  35,456     $  46,876     $  28,802     $  24,422
                                        =========     =========     =========     =========     =========
FIXED CHARGES:
  Interest...........................   $  13,939     $  10,325     $   9,870     $  12,645     $  10,259
  Amortization of debt
    issuance costs...................       1,632         1,425         1,096         1,126           764
                                        ---------     ---------     ---------     ---------     ---------
       Total.........................   $  15,571     $  11,750     $  10,966     $  13,771     $  11,023
                                        =========     =========     =========     =========     =========
RATIO OF EARNINGS TO FIXED CHARGES:
  Actual.............................        2.15          3.02          4.27          2.09          2.22


The ratio of earnings to fixed charges is calculated by dividing the sum of income from continuing operations before taxes and minority interest and fixed charges by the total fixed charges.

Fixed charges consist of interest expense, amortization of debt issuance costs and 20% (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.